EXHIBIT (A)(13)

ARTICLES OF AMENDMENT
TO

ARTICLES OF INCORPORATION

OF

NORTH TRACK FUNDS, INC.

North Track Funds, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940, is filing these Articles of Amendment to its Articles of Incorporation for the following purpose:

Pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law, to change the name of the ArcaEx Tech 100 Index Fund, a series of the Corporation, to the NYSE Arca Tech 100 Index Fund. Pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law, this amendment was approved by a unanimously by the Board of Directors of the Corporation at a meeting held on March 24, 2006 and this amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

This action does not alter the number of authorized shares of North Track Funds, Inc., which consists of ten billion shares, par value $0.001 per share.

NORTH TRACK FUNDS, INC. By: _/s/ David G. Stoeffel ___________________ David G. Stoeffel, President Attest: By: __/s/ S. Charles O’Meara_________________ S. Charles O’Meara, Secretary
Dated: April 27, 2006

STATE OF WISCONSIN	)
) SS
COUNTY OF MILWAUKEE	)

On this 28th day of April, 2006, before me, a Notary Public for the State and County set forth above, personally came David G. Stoeffel, as President, and S. Charles O’Meara, as Secretary of North Track Funds, Inc., and in their said capacities each acknowledged the foregoing Articles of Amendment to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.

(SEAL)	___/s/ Donald J. Liebetrau Notary Public My Commission Expires: 9/6/2009